                                                                    EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                          CTI MOLECULAR IMAGING, INC.


         I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

                                     FIRST

         The name of the corporation is CTI Molecular Imaging, Inc.

                                     SECOND

         The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
                                     THIRD

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
                                     FOURTH

         The total number of shares of Stock which the Corporation shall have authority to issue is Five Hundred and Ten Million (510,000,000), consisting of Ten Million (10,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter referred to as "Preferred Stock"), and Five Hundred Million (500,000,000) shares of Common Stock, par value $.01 per share (hereinafter referred to as "Common Stock").

         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide by resolution for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as "Preferred Stock Designation"), setting forth such resolution, to establish by resolution from time to time the number of shares to be included in each such series, and to fix by resolution the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         (a) The designation of the series, which may be by distinguishing number, letter or title.


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         (b)      The number of shares of the series, which number the Board of
Directors may thereafter (except where otherwise provided in the Preferred
Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

         (c) The amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

         (d)      Dates at which dividends, if any, shall be payable.

         (e) The redemption rights and price or prices, if any, for shares of the series.

         (f) The terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series.

         (g) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

         (h) Whether the shares of the series shall be convertible into, or exchangeable, or redeemable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

         (i) The voting rights, if any, of the holders of shares of the series generally or upon specified events.

         (j) Any other rights, powers, preferences of such shares as are permitted by law.

         The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

         The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize

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any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

                                     FIFTH

         The incorporator of the corporation is R. Gregory Brophy, whose mailing address is Alston & Bird, LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309.

                                     SIXTH

         Unless and except to the extent that the Bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

                                    SEVENTH

         (1) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors of the Corporation (the "Board" or "Board of Directors"). Except as otherwise provided for or fixed pursuant to the provisions of Article FOURTH of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board of Directors shall be not less than 6 nor more than 9, with the then-authorized number of directors being fixed from time to time by the Board of Directors.

         (2) The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article FOURTH hereof) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class
III. Class I directors shall initially serve until the 2003 meeting of stockholders; Class II directors shall initially serve until the 2004 meeting of stockholders; and Class III directors shall initially serve until the 2005 meeting of stockholders. Commencing with the annual meeting of stockholders in 2003, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.

         (3) Subject to the terms of any agreement to which the Corporation is a party provided for the election of directors or the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors


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then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

         (4) Except for such additional directors, if any, as are elected pursuant to agreements to which the Corporation is a party or by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article FOURTH hereof, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least sixty six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

         (5) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article FOURTH hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

         (6) There shall be no limitation on the qualification of any person to be a director or on the ability of any director to vote on any matter brought before the Board or any board committee, except (i) as required by applicable law, (ii) as set forth in this Certificate of Incorporation or (iii) any Bylaw adopted by the Board of Directors with respect to the eligibility for election as a director upon reaching a specified age or, in the case of employee directors, with respect to the qualification for continuing service of directors upon ceasing employment from the Corporation.


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                                     EIGHTH

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the Bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

         Notwithstanding any other provisions of the Certificate of Incorporation or the Bylaws of the Corporation and in addition to any other vote required by law, the affirmative vote of the holders of not less than sixty six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class, shall be required in order for stockholders to alter, amend or repeal any provision of the Bylaws of the Corporation.

                                     NINTH

         Vote Required for Certain Business Combinations.

         (A) Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this Article NINTH:

                  (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined), or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

                  (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, including all Affiliates of the Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more; or

                  (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder, including all Affiliates of the Interested Stockholder, in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more; or

                  (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliates of an Interested Stockholder; or

                  (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the


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         Corporation with any of its Subsidiaries or any other transaction
         (whether or not an Interested Stockholder is a party thereto) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which are directly or indirectly owned by any Interested Stockholder or one or more Affiliates of the Interested Stockholder; shall require, except as otherwise prohibited by applicable law, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class, including the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be permitted, by law or in any agreement with any national securities exchange or otherwise.

         (B) Definition of "Business Combination." The term "Business Combination" as used in this Article NINTH shall mean any transaction described in any one or more of clauses (i) through (v) of paragraph (A) of this Section 1.

         Section 2.        When Higher Vote is Not Required. The provisions of
Section 1 of this Article IX shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law or any other provision of this Certificate of Incorporation, if the conditions specified in either of the following paragraphs (A) or (B) are met:

         (A) Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

         (B) Price and Procedure Requirements. All of the following conditions shall have been met:

                  (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination, shall be at least equal to the highest of the following:

                           (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of


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         the proposal of such Business Combination (the "Announcement Date"), or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                           (b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher; and

                           (c) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to paragraph (B)(i)(b) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of Common Stock.

                  (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class, other than Common Stock or Excluded Preferred Stock, of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (B)(ii) shall be required to be met with respect to every such class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                           (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date, or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                           (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                           (c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                           (d) (if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to paragraph


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         (B)(ii)(c) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of such class of Voting Stock.

                  (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock and other than Excluded Preferred Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

                  (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business
         Combination: (a) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock, except as approved by a majority of the Continuing Directors; (b) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors; (c) there shall have been an increase in the annual rate of dividends as necessary fully to reflect any recapitalization (including any reverse stock split), reorganization or any similar reorganization which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (d) such Interested Stockholder shall not have become the Beneficial Owner of any additional Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

                  (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                  (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act


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         of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such act, rules or regulations) shall be mailed to shareholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such act or subsequent provisions).

         Section 3.        Certain Definitions. For purposes of this Article
NINTH:

         (A) "Person" shall mean any individual, firm, corporation or other entity.

         (B) "Interested Stockholder" shall mean any Person (other than the Corporation or any Subsidiary) who or which:

                  (i) itself, or along with its Affiliates, is the Beneficial Owner, directly or indirectly, of more than 15% of the then outstanding Voting Stock; or

                  (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was itself, or along with its Affiliates, the Beneficial Owner, directly or indirectly, of 15% or more of the then outstanding Voting Stock; or

                  (iii) is an assignee of or has otherwise succeeded to any Voting Stock which was at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

         (C) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as in effect on March 28, 2002. In addition, a Person shall be the "Beneficial Owner" of any Voting Stock which such Person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such Person nor any such Affiliate or Associate shall be deemed to be the Beneficial Owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such Person nor any such Affiliate or Associate is otherwise deemed the Beneficial Owner). Notwithstanding the foregoing, a Person shall not be a "Beneficial Owner" of any Voting Stock for purposes of this Article NINTH which such person may have the right to acquire pursuant to any Rights Agreement with the Corporation and the rights issued thereunder.


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         (D)      For the purpose of determining whether a Person is an
Interested Stockholder pursuant to paragraph (B) of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (C) of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options or otherwise.

         (E) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 28, 2002.

         (F) "Subsidiary" shall mean any corporation of which a majority of any share of equity security is owned, directly or indirectly, by the Corporation, provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (B) of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each share of equity security is owned, directly or indirectly, by the Corporation.

         (G) "Continuing Director" shall mean any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any director who is thereafter chosen to fill any vacancy on the Board or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Continuing Directors then on the Board.

         (H) "Fair Market Value" shall mean (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on The NASDAQ Stock Market operated by The NASDAQ Stock Market, Inc. or any system then in use in its stead, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in accordance with Section 4 of this Article NINTH; and
(ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in accordance with Section 4 of this Article NINTH.

         (I) In the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in paragraphs (B)(i) and


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


(ii) and Section 2 of this Article NINTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

         (J) "Excluded Preferred Stock" means any series of Preferred Stock with respect to which a majority of the Continuing Directors have approved a Preferred Stock Designation creating such series that expressly provides that the provisions of this Article NINTH shall not apply.

         Section 4. The Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article NINTH, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article NINTH, including, without limitation (i) whether a Person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any Person, (iii) whether a Person is an Affiliate or Associate of another, (iv) whether the applicable conditions set forth in paragraph (B) of Section 2 of this Article NINTH have been met with respect to any Business Combination, (v) the Fair Market Value of stock or other property in accordance with paragraph (H) of Section 3 of this Article NINTH, and (vi) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more.

         Section 5. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article NINTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

         Section 6. Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be permitted by law, this Certificate of Incorporation or the bylaws of the Corporation), but in addition to any affirmative vote of the holders of any particular class of the Voting Stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of sixty six and two-thirds percent (66 2/3%) of the voting power of the shares of the then outstanding Voting Stock voting together as a single class, including the affirmative vote of the holders of sixty six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article NINTH of this Certificate of Incorporation.

                                     TENTH

A director of the corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

         Any amendment, modification or repeal of the foregoing paragraph shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

                                    ELEVENTH

         Except as otherwise provided for or fixed pursuant to the provisions of Article FOURTH of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by less than unanimous written consent of stockholders in lieu of a meeting of stockholders.

                                    TWELFTH

         The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

                                   THIRTEENTH

         The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the person who shall serve as the initial director of the corporation until his successor is duly elected and qualified is Terry D. Douglass.

                                   FOURTEENTH

         Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation of the Corporation, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, the following

Articles of this Certificate of Incorporation: Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH, Article ELEVENTH, and Article FOURTEENTH.

         The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this the 20th day of May, 2002.


                                    /s/ R. Gregory Brophy
                                    -------------------------------------------
                                    R. Gregory Brophy
                                    Incorporator

               CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
                                     OF THE
                       SERIES A REDEEMABLE PREFERRED STOCK
                                     AND THE
                      SERIES B CONVERTIBLE PREFERRED STOCK

         Pursuant to Section 151 of the Delaware General Corporation Law (the "DGCL"), CTI Molecular Imaging, Inc., a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"), DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, and pursuant to Section 151 of the Delaware General Corporation Law, said Board of Directors, at a meeting duly held on May 21, 2002, duly adopted a resolution providing for the issuance of a series of 700,000 shares of Series A Redeemable Preferred Stock and 300,000 shares of Series B Convertible Preferred Stock, which resolution is and reads as follows:

         RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation, the Board of Directors of the Corporation hereby authorizes the creation and issuance of (i) a series of preferred stock, hereby designated as Series A Redeemable Preferred Stock (the "Series A Preferred Stock"), to consist of 700,000 shares, $0.01 par value per share; and (ii) a series of preferred stock, hereby designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock"), to consist of 300,000 shares, $0.01 par value per share. The Series A Preferred Stock and the Series B Preferred Stock shall together be referred to herein as the "Preferred Stock." Both classes of the Preferred Stock shall be, and hereby are, established, and the designations, preferences and relative, participating, optional or other special rights of such Series A Preferred Stock and Series B Preferred Stock and the relation to the Corporation's common stock, $0.01 par value per share (the "Common Stock") and the modifications, limitations or restrictions thereof shall be as set forth below:

         1.       Ranking.

                  (a) Series A Preferred Stock. The Series A Preferred Stock shall, with respect to the payment of dividends, redemption rights, and the distribution of assets upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or any other payment or distribution with respect to the capital stock of the Corporation, rank senior to all shares of each other class or series of capital stock of the Corporation.

                  (b) Series B Preferred Stock. The Series B Preferred Stock shall, with respect to the payment of dividends, redemption rights, and the distribution of assets upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or any other payment or distribution with respect to the capital stock of the Corporation, rank (i) junior to all shares of Series A Preferred Stock and (ii) senior to (A) all shares of Common Stock and (B) all shares of any other class or series of capital stock of the

Corporation hereafter created (the securities described in the foregoing clauses
(A) and (B) are defined for purposes hereof as the "Junior Securities").

                  (c) Common Stock. Except as expressly provided herein and as otherwise required by law, all shares of Common Stock shall rank junior to the Preferred Stock, with respect to the payment of dividends, redemption rights, and the distribution of assets upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or any other payment or distribution with respect to the capital stock of the Corporation.

         2.       Liquidation Preference.

                  (a) Preferential Distributions. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation Event"), each holder of the Series A Preferred Stock or the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Junior Securities and in the order and manner set forth in this Section 2, the following amounts:

                           (i)      in the case of the Series A Preferred Stock,
         (A) the amount of $25.00 per share (adjusted for any combinations, consolidations, stock splits, stock distributions or stock dividends with respect to such share) for each share of Series A Preferred Stock then held by such holder, plus (B) an amount equal to all accrued but unpaid dividends on such share of Series A Preferred Stock to the date fixed for distribution of assets or surplus funds (the amount in clause
         (i)(A) being referred to as the "Series A Liquidation Preference" and the sum of clauses (i)(A) and (i)(B) being referred to as the "Series A Liquidation Value"); and

                           (ii)     in the case of the Series B Preferred Stock,
         (A) the amount of $25.00 per share (adjusted for any combinations, consolidations, stock splits, stock distributions or stock dividends with respect to such share) for each share of Series B Preferred Stock then held by such holder, plus (B) an amount equal to all accrued but unpaid dividends on such share of Series B Preferred Stock to the date fixed for distribution of assets or surplus funds (the amount in clause
         (ii)(A) being referred to as the "Series B Liquidation Preference" and the sum of clauses (ii)(A) and (ii)(B) being referred to as the "Series B Liquidation Value").

                  (b)      Priority of Distributions.

                           (i) Upon the occurrence of a Liquidation Event, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of the Series B Preferred Stock and the holders of all Junior Securities, their respective Series A Liquidation Value; provided, that if the assets and funds to be distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the

         Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Stock in proportion to the Series A Liquidation Value each such holder is otherwise entitled to receive pursuant to this Section 2(b)(i).

                           (ii) Upon the occurrence of a Liquidation Event and after the holders of the Series A Preferred Stock shall have received their full Series A Liquidation Value, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any Junior Securities, their respective Series B Liquidation Value; provided, that if the assets and funds to be distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution after payment in full of the aggregate Series A Liquidation Value shall be distributed among the holders of the Series B Preferred Stock in proportion to the Series B Liquidation Value each such holder is otherwise entitled to receive pursuant to this Section 2(b)(ii).

                           (iii) Upon the occurrence of a Liquidation Event and after the holders of the Series A Preferred Stock shall have received their full Series A Liquidation Value and the holders of the Series B Preferred Stock shall have received their full Series B Liquidation Value, the holders of the Common Stock shall be entitled to receive an amount equal to the product of (A) the Series B Liquidation Value multiplied by (B) the then-effective Conversion Price of Series B Preferred Stock determined in accordance with Section 5 divided by (C) $25.00; provided, that if the assets and funds to be distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid amounts, then the entire assets and funds of the Corporation legally available for distribution after payment in full of the aggregate Series A Liquidation Value and Series B Liquidation Value shall be distributed among the holders of the Common Stock in proportion to the amount each such holder is otherwise entitled to receive pursuant to this Section 2(b)(iii).

                           (iv) If, upon the completion of the distributions contemplated by Sections 2(b)(i), (ii) and (iii), assets or surplus funds remain in the Corporation, the remaining assets or surplus funds legally available for distribution, if any, shall be divided ratably among the holders of the Series B Preferred Stock and the Common Stock in proportion to the shares of Common Stock held by them, treating the each holder of Series B Preferred Stock as holding the shares of Common Stock issuable upon conversion of such holder's Series B Preferred Stock.

                  (c)      Inclusion of Certain Transactions.

                  (i)      Series A Preferred Stock. For purposes of this
         Section 2, if the holders of at least a majority of the shares of Series A Preferred Stock, so elect and there occurs any of the following events (a "Change of Control"): (i) the sale of all or substantially all of the assets of the Corporation; (ii) any merger, consolidation, share exchange or recapitalization in which the Corporation is not the surviving entity or (iii) any merger, consolidation, share exchange, recapitalization or issuance, sale or transfer of capital stock of the Corporation, in each case in which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of either (A) the then-outstanding shares of Common Stock (determined on an as-converted and fully diluted basis) or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, then such Change of Control shall be treated as a Liquidation Event with respect to the Series A Preferred Stock and shall entitle the holders of Series A Preferred Stock then outstanding to receive, upon the consummation of such Change of Control, their respective Series A Liquidation Value in cash, except to the extent that the entire proceeds of such Change of Control together with other amounts available for distribution pursuant to this Section 2 are less than the aggregate Series A Liquidation Value of the Series A Preferred Stock then applicable, in which case all such proceeds and other available amounts shall be distributed in accordance with the priorities set forth in Section 2(b) above.

                  (ii)     Series B Preferred Stock. For purposes of this
         Section 2, if there occurs a Change of Control that the holders of at least a majority of the shares of Series A Preferred Stock elect to have treated as a Liquidation Event and the holders of at least a majority of the shares of Series B Preferred Stock then outstanding also so elect, then such Change of Control shall be treated as a Liquidation Event with respect to the Series B Preferred Stock and shall entitle the holders of Series B Preferred Stock then outstanding to receive in cash, upon the consummation of such Change of Control and after payment in full of the aggregate Series A Liquidation Value, the higher of (A) their respective Series B Liquidation Value or (B) the Fair Market Value Per Share (as defined in, and determined in accordance with, Section 6(b)(i)), in each case except to the extent that the entire proceeds of such Change of Control together with other amounts available for distribution pursuant to this Section 2 are less than the then-effective aggregate Series B Liquidation or Fair Market Value Per Share, as applicable, in which case all such proceeds and other available amounts shall be distributed in accordance with the priorities set forth in Section 2(b) above.

                  (iii) In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either:

                                    (A)      cause the closing of any such
                  Change of Control transaction to be postponed until such time as the requirements of this Section 2 have been complied with; or

                                    (B)      cancel such transaction, in which
                  event the rights, preferences and privileges of the holders of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iv).

                  (iv) The Corporation shall give each holder of record of Preferred Stock written notice of such impending Change of Control not later than twenty (20) days prior to the stockholders' meeting called to approve such Change of Control or on the execution date or effective date (whichever is earlier) of the stockholders' written consent to approve such Change of Control, or twenty (20) days prior to the closing of such Change of Control, whichever is earlier, and shall also notify such holders in writing of the final approval of such Change of Control. The first of such notices shall describe the material terms and conditions of the impending Change of Control and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The closing of the Change of Control transaction shall in no event take place sooner than twenty
         (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, that such periods may be shortened upon the written consent of the holders of a majority of the shares of each series of Preferred Stock that are entitled to such notice rights or similar notice rights.

                  (v) Unless the Corporation defaults in payment of the Series A Liquidation Value, the Series B Liquidation Value or the Fair Market Value Per Share, if applicable, upon a Change of Control as provided herein, then on and after the date of payment of the Series A Liquidation Value, the Series B Liquidation Value or the Fair Market Value Per Share, as applicable, (A) such shares of Preferred Stock shall no longer be deemed outstanding, (B) the rights to receive dividends thereon shall cease to accrue and (C) all rights of the holders of such shares of Preferred Stock shall cease.

                  (d) Determination of Fair Value. Whenever the distribution provided for in this Section 2 shall be payable in securities or property other than cash, the "fair value" of the securities or property to be distributed in such event shall be determined as follows:

                           (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                                    (A)      if the distribution would be
                  payable in securities listed on a national securities exchange or the Nasdaq National Market, the fair value of such securities shall be deemed to be the average of the closing prices of such securities on such exchange or Market for the twenty (20) trading days ending five (5) trading days prior to the date of the closing of the transaction giving rise to such distribution;

                                    (B)      if the distribution would be
                  payable in securities actively traded over-the-counter, the fair value of such securities shall be the average of the closing sale prices (or, if there is no sale, the closing bid prices) of such securities for the twenty (20) trading days ending five (5) trading days prior to the date of the closing of the transaction giving rise to such distribution; or

                                    (C)      if there is no active public market
                  for the securities to be distributed or if the distribution would be payable in assets or property other than securities, the fair value thereof shall be determined in good faith by the Board of Directors of the Corporation.

                           (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(d)(i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the then outstanding shares of each series of Preferred Stock entitled to a distribution under this Section
         2. In the event the parties are unable to agree upon the approximate fair market value hereunder, the parties shall resolve any dispute by binding arbitration in Charlotte, North Carolina.

         3.       Dividends.

                  (a)      Dividends on Preferred Stock.

                           (i) Series A Preferred Stock. The holders of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, dividends at an annual rate of nine percent (9.0%) (the "Series A Coupon Rate"), subject to increase, as provided in Section 3(c), on the sum of (i) the Series A Liquidation Preference thereof plus (ii) all or any part of any accrued dividends thereon that were payable but unpaid on any previous Quarterly Dividend Date (as defined below), whether or not such nonpayment was permitted hereby; provided, that notwithstanding any of the other provisions of this Section 3, for any Quarterly Dividend Date prior to September 30, 2004, the Board of Directors may elect not to declare or pay in cash the dividends on the Series A Preferred Stock otherwise payable on such Quarterly Dividend Date, whereupon the amount of such unpaid dividend shall be a dividend arrearage to which the Series A Coupon Rate will apply for purposes of determining the dividends accruing after such Quarterly Dividend Date.

                           (ii) Series B Preferred Stock. The holders of Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, dividends at an annual rate of ten percent (10.0%) (the "Series B Coupon Rate"), subject to increase, as provided in Section 3(c), on the sum of (i) the Series B Liquidation Preference thereof plus (ii) all or any part of any accrued dividends thereon that were payable but unpaid on any previous Quarterly Dividend Date, whether or not such nonpayment was permitted hereby; provided, that notwithstanding any of the other provisions of this Section 3, (A) the Board of Directors may elect not to declare or pay in cash the dividends on the Series B Preferred Stock otherwise payable on such Quarterly Dividend Date, whereupon the amount of such unpaid dividend shall be a dividend arrearage to which the Series B Coupon Rate will apply for purposes of determining the dividends accruing after such Quarterly Dividend Date, and (B) except as may be approved pursuant to Section 4(b)(iv), no dividends on the Series B Preferred Stock shall be paid at any time in cash or property unless and until all dividends (including dividend arrearages) then accrued on the Series A Preferred Stock shall have been paid in full in cash.

                  (b) Payment of Dividends. Dividends to which the holders of each series of Preferred Stock are entitled pursuant to Section 3(a) shall be payable as provided below on the last day of March, June, September and December of each year (each, a "Quarterly Dividend Date") commencing December 31, 1999. Such dividends shall be calculated on the basis of a 365-day year, shall be cumulative and shall accrue, whether or not earned or declared, each day that any shares of such series of Preferred Stock are outstanding and shall be payable in cash in arrears on each Quarterly Dividend Date in immediately available funds. The Board of Directors may fix in advance a record date for the determination of holders of shares of Preferred Stock entitled to receive payment of a dividend thereon, which record date shall be no more than thirty
(30) days or less than ten (10) days prior to the date fixed for the payment thereof.

                  (c) Default. If (each of the following is referred to hereinafter as a "Default"): (i) the Corporation fails to redeem the Preferred Stock on any date established for the redemption thereof pursuant to Section 6;
(ii) the Corporation fails to comply with Section 4(b) or 4(c); or (iii) there occurs any Event of Default as defined in Section 10.01 of the Securities Purchase Agreement dated on or about September 30, 1999 (the "Purchase Agreement") between CTI, Inc., a Tennessee corporation and predecessor to the Corporation, and First Union Capital Partners, Inc., then, in addition to any rights or remedies provided herein or at law or in equity to the holders of the Preferred Stock, (A) the Series A Coupon Rate with respect to dividends accruing from and after the date of such Default shall be increased to an annual rate of thirteen percent (13.0%) and (B) the Series B Coupon Rate with respect to dividends accruing from and after the date of such Default shall be increased to an annual rate of fourteen percent (14.0%). Such increase in the Series A Coupon Rate and Series B Coupon Rate shall continue in effect until such time as the Corporation cures such Default, at which time the Series A Coupon Rate and Series B Coupon Rate with respect to dividends accruing from and after the date of such cure shall be reduced to annual rates of nine percent (9.0%) and ten percent (10.0%), respectively.

                  (d) Dividends on Common Stock. Subject to Sections 4(b) and 4(c), following the redemption of all of the Series A Preferred Stock and the redemption or conversion of all Series B Preferred Stock and payment in full to all holders thereof of the amounts payable hereunder, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors of the Corporation may determine in its sole discretion, with each share of Common Stock sharing equally, share for share, in all such dividends.

         4.       Voting Rights.

                  (a) General Voting Rights. Except as otherwise provided herein and except as otherwise required by law:

                           (i) The holder of each share of Common Stock issued and outstanding shall have one vote per share;

                           (ii) The holder of each share of Series B Preferred Stock issued and outstanding shall be entitled to one vote for each share of Common Stock into which such holder's shares of Series B Preferred Stock could then be converted at the record date for determination of shareholders entitled to vote for any given vote, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, and shall have full voting rights and powers equal to the voting rights and powers of the Common Stock, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class; provided, that fractional votes by the holders of the Series B Preferred Stock shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number; and

                           (iii) The holder of any shares of Series A Preferred Stock shall not be entitled to vote or give consent with respect to any matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent; provided, that (A) at any time such holders are entitled to vote as required by law, such holders shall have one vote per share, and (B) this paragraph (iii) shall not affect the voting or consent rights otherwise conferred upon such holder as the holder of other shares of stock of the Corporation.

                  (b) Series A Preferred Stock Protective Provisions. In addition to any other rights provided pursuant to Section 4(a) above, the Corporation shall not, except as hereinabove expressly provided, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock voting together as a separate class:

                           (i) alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;

                           (ii) authorize, issue or agree to issue, or reclassify any shares of Series B Preferred Stock or Junior Securities into, any shares or any security convertible into or exercisable for any shares having any preference or priority as to dividends, redemption rights or the distribution of assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock;

                           (iii) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any (A) shares of Series B Preferred Stock other than by conversion in accordance with Section 5 hereof and by redemption in accordance with
         Section 6 hereof (but subject always to the prior redemption in full of the Series A Preferred Stock) or (B) Junior Securities except from employees of the Corporation upon terms and in such amounts as set forth in equity incentive plans approved by the Board of Directors in an amount not to exceed the amount, if any, set forth in the Purchase Agreement;

                           (iv) unless the accrued dividends on the Series A Preferred Stock have been paid in full in cash, make, authorize or approve any cash dividend or other cash distribution upon the Series B Preferred Stock;

                           (v) make, authorize or approve any dividend or other distribution upon the Junior Securities; or

                           (vi) issue, or agree to issue, any additional shares of Series A Preferred Stock.

                  (c) Series B Preferred Stock Protective Provisions. In addition to any other rights provided pursuant to Section 4(a) above, the Corporation shall not, except as hereinabove expressly provided, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting together as a separate class in the manner described in Section 4(a)(iii):

                           (i) alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock;

                           (ii) authorize, issue or agree to issue, or reclassify any Junior Security into, any shares or any security convertible into or exercisable for any shares having any preference or priority as to dividends, redemption rights or the distribution of assets superior to or on a parity with any such preference or priority of the Series B Preferred Stock;

                           (iii) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any Junior Securities except from employees of the Corporation upon terms and in such amounts as set forth in equity incentive plans approved by the Board of Directors of Directors in an amount not to exceed the amount, if any, set forth in the Purchase Agreement;

                           (iv) make, authorize or approve any dividend or other distribution upon the Junior Securities; or

                           (v) issue, or agree to issue, any additional shares of Series B Preferred Stock.

                  (d)      Board Matters.

                           (i) Size and Composition. The Board of Directors of the Corporation shall consist of seven (7) members and shall be subject to increase or decrease as provided in the Bylaws of the Corporation. So long as at least twenty-five percent (25%) of the total number of shares of Preferred Stock originally issued to First Union Capital Partners, Inc. are outstanding, the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class with each holder of Preferred Stock having one vote per share, shall be entitled to elect one (1) member of the Board of

         Directors of the Corporation. All remaining members of the Board of Directors of the Corporation (including members to be elected after there is no Series A Preferred Stock or Series B Preferred Stock outstanding) shall be elected in the manner provided herein and in the Bylaws of the Corporation. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors at a time when the Preferred Stock is entitled to vote for the election of directors
         (A) the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Preferred Stock then outstanding shall constitute a quorum for the election of directors to be elected solely by the holders of the Preferred Stock and (B) the affirmative vote of such majority of the shares of Preferred Stock present in person or represented by proxy or, in the event of a written consent, a majority of the shares of Preferred Stock then outstanding, shall be required to elect such director.

                           (ii) Board Vacancy Procedures. In the case of any vacancy in the office of a director elected by the holders of Preferred Stock pursuant to Section 4(d)(i) hereof, the holders of shares of the Preferred Stock, voting as provided in Section 4(d)(i) hereof, may elect a successor or successors to hold the office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected by the holders of the Preferred Stock, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of the Preferred Stock, voting together as a single class as provided above.

         5. Conversion of Series B Preferred Stock. The holders of the Series B Preferred Stock shall have conversion rights as follows:

                  (a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Liquidation Preference by the Conversion Price then in effect. The "Conversion Price" for the Series B Preferred Stock shall be subject to adjustment as set forth herein and shall initially be $25.00 per share; provided, that on September 30, 2000, the Conversion Price shall be reduced to $20.00 retroactively to the Original Issue Date (as defined below), with only such adjustments to such $20.00 Conversion Price as would have been required herein from the Original Issue Date through September 30, 2000, unless the Corporation shall have (i) (A) acquired all of the issued and outstanding equity interests of P.E.T. NET Pharmaceutical Services, Inc. or (B) during the fiscal year of the Corporation ending September 30, 2000, sold and delivered to third parties not affiliated with the Corporation at least (1) fifteen (15) scanners utilizing the LSO technology, or (2) seventy-five (75) scanners; provided, that for purposes of this Section 5(a)(i)(B), Siemens Medical Systems, Inc. shall not be considered to be affiliated with the Corporation, and (ii) delivered to each holder of Series B Preferred Stock a certificate of an officer of the Corporation stating that such condition has been satisfied and provided reasonable documentation therefor.

                  (b) Mechanics of Conversion. To convert shares of Series B Preferred Stock into shares of Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall not be obligated to issue certificates evidencing Common Stock issuable upon automatic conversion unless and until the certificates representing the Series B Preferred Stock are surrendered to the Corporation or its transfer agent. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional shares to which the holder would otherwise be entitled, pay cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors of the Corporation.

                  The Corporation shall, as soon as practicable after surrender of the certificates for the Series B Preferred Stock, issue and deliver at such office to such holder of Series B Preferred Stock (i) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and, if applicable, (ii) cash or a check payable to the holder equal to any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made at the time of surrender of the Series B Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time.

                  (c) Adjustments to Conversion Price of Series B Preferred Stock for Diluting Issues.

                  (i) Special Definitions. For purposes of this Section 5(c), the following definitions shall apply:

                           (A) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                           (B) "Original Issue Date" shall mean the date on which Preferred Stock is first issued to First Union Capital Partners, Inc.

                           (C) "Convertible Securities" shall mean any evidence of indebtedness, shares or other securities (other than the shares of Series B Preferred Stock authorized herein) convertible into or exchangeable for Common Stock.

                           (D)      "Warrants" shall mean the warrants
                  originally issued to First Union Capital Partners, Inc.

                           (E) "Additional Common Shares" shall mean all Common Stock issued (or, pursuant to Section 5(c)(ii), deemed to be issued) by the

                  Corporation after the Original Issue Date, other than Common Stock issued or issuable at any time:

                                    (1)      upon conversion of the Series B
                           Preferred Stock authorized herein;

                                    (2)      upon exercise of any Warrants;

                                    (3)      upon issuance or exercise of
                           options granted to officers, directors and employees of the Corporation designated and approved by the Board of Directors of the Corporation pursuant to a stock option plan approved by the Board of Directors of the Corporation in an amount not to exceed the amount, if any, set forth in the Purchase Agreement;

                                    (4)      as a dividend or distribution on
                           the Series B Preferred Stock; and

                                    (5)      by way of dividend or other
                           distribution on Common Stock excluded from the definition of Additional Common Shares by the foregoing clauses (1) through (4).

                  (ii)     Deemed Issue of Additional Common Shares.

                           (A) Options and Convertible Securities. In the event the Corporation, at any time or from time to time after the Original Issue Date, shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Common Shares are deemed to be issued:

                                    (1)      no further adjustment in the
                  Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                    (2)      if such Options or Convertible
                  Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                    (3)      upon the expiration of any such
                  Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                             (I)      in the case of Convertible
                                    Securities or Options for Common Stock, the only Additional Common Shares issued were Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                                             (II)     in the case of Options for
                                    Convertible Securities, the only Convertible
                                    Securities issued were Convertible
                                    Securities, if any, actually issued upon the exercise of such Options, and the consideration received by the Corporation for the Additional Common Shares deemed to have been issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

                                    (4)      no readjustment pursuant to clause
                  (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (I) the Conversion Price on the original adjustment date, or (II) the Conversion Price that would have resulted from any issuance of Additional Common Shares between the original adjustment date and such readjustment for which no adjustment was made.

                                    (B)      Stock Dividends. In the event the
                  Corporation, at any time or from time to time after the Original Issue Date, shall declare or pay any dividend payable in shares of Common Stock, then and in any such event, Additional Common Shares shall be deemed to have been issued immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend for purposes of adjusting the Conversion Price.

                           (iii) Adjustment of Conversion Price Upon Issuance of Additional Common Shares. If the Corporation, at any time after the Original Issue Date, shall issue Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section 5(c)(ii)) without consideration or for a consideration per share less than the then-effective Conversion Price then, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Common Shares so issued would purchase at the then-effective Conversion Price and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue (including the number of such Additional Common Shares so issued or deemed to be so issued); provided, that for the purposes of this Section 5(c)(iii), (A) all shares of Common Stock issuable upon exercise of outstanding Options and on conversion of outstanding Convertible Securities shall be deemed to be outstanding and (B) if the event giving rise to such adjustment would trigger any anti-dilution rights of such Options or Convertible Securities or otherwise increase the number of shares of Common Stock subject to such Options or into which such Convertible Securities are convertible or exchangeable, the number of shares of Common Stock deemed to be outstanding immediately after such issuance shall include also such increase in the number of shares of Common Stock subject to such Options or into which such Convertible Securities are convertible or exchangeable.

                           (iv) Determination of Consideration. For purposes of this Section 5(c), the consideration received by the Corporation for the issue of any Additional Common Shares shall be computed as follows:

                                    (A)      Cash and Property. Such
         consideration shall:

                                             (1)      insofar as it consists of
                           cash, be computed at the aggregate amount of cash received by the Corporation;

                                             (2)      insofar as it consists of
                           securities, be computed as set forth in Section 2(d) above; and

                                             (3)      insofar as it consists of
                           property other than cash or securities, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation.

                                    (B)      Options and Convertible Securities.
                  The consideration per share received by the Corporation for Additional Common Shares deemed to have been issued pursuant to Section 5(c)(ii)(A), relating to Options and Convertible Securities, shall be determined by dividing:

                                             (1)      the total amount, if any,
                           received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                             (2)      the maximum number of
                           shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein or a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                                    (C)      Combined Issuances. If the issuance
                  of Additional Common Shares is made in combination with the issuance of other shares or securities of the Corporation or the sale of other assets of the Corporation, the consideration shall be computed as set forth above and shall be allocated to the Additional Common Shares and the other shares, securities or assets, as determined in good faith by the Board of Directors of the Corporation.

                           (v) Adjustments for Subdivisions or Combinations of Common Stock. In the event that at any time or from time to time the Corporation shall:

                                    (A)      subdivide its outstanding shares of
                  Common Stock into a larger number of shares of Common Stock (a "Stock Subdivision"), or

                                    (B)      combine its outstanding shares of
                  Common Stock into a smaller number of shares of Common Stock (a "Stock Combination"),

         then the Conversion Price in effect immediately prior thereto shall concurrently with the effectiveness of such event, be (1) proportionately decreased in the case of a Stock Subdivision and (2) proportionately increased in the case of a Stock Combination.

                           (vi) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for, a determination of holders of Common Stock entitled to receive any distribution payable in securities or other property of the Corporation other than Common Stock, Options or Convertible Securities, then and in each such event, provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities and other property of the Corporation which they would have received had their shares of Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities and other property receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series B Preferred Stock.

                           (vii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, merger, share exchange or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization, reclassification, merger or share exchange, be proportionately adjusted such that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, that number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before such change.

                           (viii) Successor Corporation. On September 30, 1999, CTI, Inc., a Tennessee corporation ("CTI"), issued 200,000 shares of its Series B Convertible Preferred Stock ("CTI Series B") to Wachovia Capital Partners, Inc. (f/k/a First Union Capital Partners, Inc.). CTI is expected to be merged with and into the Corporation pursuant to which the CTI Series B will be exchanged for Series B Preferred Stock. Notwithstanding anything herein to the contrary, the "Original Issue Date" as used herein shall be September 30, 1999 and any and all adjustments required under Section 5, including adjustments to the Conversion Price set forth in Section 5(a) or adjustments for other distributions, shall include all such adjustments required since September 30, 1999 whether applicable to the Series B Preferred Stock or the terms of the CTI Series B, including without limitation, the 4 for 1 stock split of CTI's common stock on September 30, 2000 and the adjustment required in connection with the closing of the reorganization of P.E.T. NET Pharmaceutical, Inc.

                           (d) No Impairment of Series B Preferred Stock. In case at any time or from time to time the Corporation shall take any action affecting its Common Stock, other than an action described in
         Section 5 hereof, then, unless in the opinion of the Board of Directors of the Corporation such action will not have a material adverse effect upon the rights of the holders of

Series B Preferred Stock (taking into consideration, if necessary, any prior actions which the Board of Directors deemed not to materially adversely affect the rights of the holders), the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances. The Corporation shall not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, recapitalization or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

                  (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of shares of Series B Preferred Stock, as applicable.

                  (f) Notices of Record Date. In the event that the Corporation shall propose at any time:

                           (i) to declare any dividend or distribution upon its Common Stock, whether or not a cash dividend or a dividend payable in shares of capital stock and whether or not out of earnings or earned surplus;

                           (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series, or any other rights;

                           (iii)    to effect any reclassification or
         recapitalization of its outstanding Common Stock involving a change in the Common Stock; or

                           (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up or enter into any share exchange; then, in connection with each such event, the Corporation shall send to the holders of the Series B Preferred Stock:

                                    (A)      at least twenty (20) days' prior
                  written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (iii) and (iv) above; and

                                    (B)      in the case of matters referred to
                  in clauses (iii) and (iv) above, in the event a record date is taken with respect to any such matter, at least twenty (20) days' prior written notice of such record date or, if no such record date is taken, at least twenty (20) days' prior written notice of the date when such matters shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon the occurrence of such event).

         Each such written notice shall be delivered personally or sent by commercial overnight courier service or first class mail, postage prepaid, addressed to the holders of the Series B Preferred Stock at the address for each holder as shown on the books of the Corporation. Each such notice shall be deemed to be duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; and five (5) business days after being deposited in the mail, postage prepaid, if mailed.

                  (g) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto; provided, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                  (h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of Series B Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of the Corporation and its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation, utilizing its best efforts to obtain the requisite shareholder approval of any necessary amendment to this Restated Charter.

         6.       REDEMPTION OF PREFERRED STOCK.

                  (a)      Methods of Redemption of Series A Preferred Stock.

                           (i) Mandatory Redemption. On September 30, 2006 (the "Series A Mandatory Redemption Date"), the Corporation shall redeem, out of funds legally available therefor, all of the issued and outstanding shares of Series A Preferred Stock at a cash price per share equal to the Series A Liquidation Preference plus all accrued and unpaid dividends thereon (including all dividend arrearages), whether or not earned, declared or payable, to the date of redemption (or, if funds sufficient for such payment are not available for such payment from and after the redemption date until such payment is made, to the date such payment is actually made) (the "Series A Redemption Price").

                           (ii) Redemption at the Option of the Corporation. The Corporation shall have the right, at its sole option and election, at any time or from time to time prior to the Series A Mandatory Redemption Date, to redeem the Series A Preferred Stock, in whole or in part, on not less than five (5) business days' notice of the date of redemption (any such date, an "Optional Redemption Date") by payment in cash of the Series A Redemption Price of the shares to be redeemed. If the Corporation elects to redeem less than all of the shares of Series A Preferred Stock pursuant to this Section 6(a)(ii), then shares to be so redeemed shall be allocated among the holders of the Series A Preferred Stock, respectively, on a pro rata basis in accordance with the respective numbers of shares of Series A Preferred Stock held by them of record on the applicable Optional Redemption Date.

                           (iii) Redemption of Series A Preferred Stock at the Election of the Holders. Upon the written election of the holders of a majority of the shares of Series A Preferred Stock pursuant to
         Section 6(c)(i)(B) at any time after the occurrence of any of the following events or circumstances (each, an "Elective Redemption Event"), the Corporation shall be required to redeem out of funds legally available therefor in accordance with the provisions of this
         Section 6 all of the outstanding Series A Preferred Stock, at the Series A Redemption Price:

                                    (A)      the occurrence of any Change of
                  Control (as defined in Section 2(c));

                                    (B)      the initial offering and sale by
                  the Corporation of securities of the Corporation pursuant to a registration statement filed with the Securities and Exchange Commission, or any successor agency (a "Public Offering"); or

                                    (C)      any Default (as defined in Section
                  3(c)).

                  (b)      Methods of Redemption of Series B Preferred Stock.

                           (i) Mandatory Redemption. On September 30, 2005 (the "Series B Mandatory Redemption Date" and together with the Series A Mandatory Redemption Date, the "Mandatory Redemption Dates"), the Corporation shall redeem, out of funds legally available therefor, all of the issued and outstanding shares of Series B Preferred Stock at a cash price per share equal to (the "Series B Redemption Price") the greater of (A) the Series B Liquidation Preference plus all accrued and unpaid dividends thereon, whether or not earned, declared or payable, to the date of redemption (or, if funds sufficient for such payment are not available for such payment from and after the redemption date until such payment is made, to the date such payment is actually made) or (B) the "Fair Market Value Per Share," which, as of a particular date means
         (a) the fair market value of the Common Stock (determined by treating all shares of Common Stock issuable upon exercise of outstanding Options and on conversion of outstanding Convertible Securities and shares of Series B Preferred Stock as being outstanding) based upon an arm's length sale of the Corporation on such date (including its ownership interest in all entities) as an entirety, such sale being between a willing buyer and a willing seller and determined without reference to any discount for minority interest, restrictions on transfer, disparate voting rights among classes of capital stock or lack of marketability with respect to capital stock divided by (b) the aggregate number of shares of Common Stock determined by treating all shares of Common Stock issuable upon exercise of outstanding Options and on conversion of outstanding Convertible Securities as being outstanding). The Fair Market Value Per Share shall be determined initially by the Corporation within ten (10) days of any event for which such determination is required and such determination (including the basis therefor) shall be promptly provided to each holder of Series B Preferred Stock. Such determination shall be binding on each such holder unless the holders of a majority of Series B Preferred Stock (the "Required Holders") object thereto in writing within ten (10) business days of receipt. If the Corporation and the Required Holders cannot agree on the Fair Market Value Per Share within ten (10) Business Days of the date of the Required Holders' objection, the Fair Market Value Per Share shall be determined by a disinterested appraiser (which may be a national or regional investment bank or national accounting firm) mutually selected by the Corporation and the Required Holders, the fees and expenses of which shall be paid fifty percent (50%) by the Corporation and fifty percent (50%) by the holders of the Series B Preferred Stock participating in such redemption unless such determination results in a Fair Market Value Per Share more than one hundred ten percent (110%) of the Fair Market Value Per Share initially determined by the Corporation in which case such fees and expenses shall be borne by the Corporation. Any selection of a disinterested appraiser shall be made in good faith within seven (7) business days after the end of the last ten (10) business day period referred to above and any determination of Fair Market Value Per Share by a disinterested appraiser shall be made within thirty (30) days of the date of selection.

                           (ii) Redemption of Series B Preferred Stock at the Election of the Holders. Upon the written election of the holders of a majority of the shares of Series B Preferred Stock pursuant to
         Section 6(c)(i)(B) at any time after the occurrence of an Elective Redemption Event, the Corporation shall be required to redeem out of funds legally available therefor in accordance with the provisions of this Section 6 all of the outstanding Series B Preferred Stock, at the Series B Redemption Price.

                           (iii) Series B Preferred Stock Not Subject to Call. The Series B Preferred Stock shall not be subject to redemption at the option of the Corporation.

                  (C)      MANNER OF REDEMPTION.

                           (i) Redemption Notices; Exercise of Optional and Elective Redemptions.

                                    (A)      Optional Redemptions. Written
                  notice of any redemption of Series A Preferred Stock at the option of the Corporation pursuant to Section 6(a)(ii) shall be delivered by the Corporation in person, mailed by certified or registered mail, return receipt requested, mailed by overnight mail or sent by telecopier, to each holder of record of the Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation and to set forth the applicable Optional Redemption Date. In order to facilitate the redemption of shares of Series A Preferred Stock, the Board of Directors may fix in advance a record date for the determination of the holders of Series A Preferred Stock entitled to receive such notice of redemption, which date shall be not more than thirty
                  (30) nor less than ten (10) business days prior to the date fixed for such redemption, and notice to any such record holder as of the record date shall be effective as notice to any subsequent record holder.

                                    (B)      Elective Redemptions. Immediately
                  upon the occurrence of an Elective Redemption Event, the Corporation shall deliver written notice of occurrence of such Elective Redemption Event (an "Elective Redemption Notice") in person, by certified or registered mail, return receipt requested, by overnight mail or by telecopier to each holder of record of Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The Corporation may also give such Elective Redemption Notice in the same manner prior to the occurrence of the Elective Redemption Event, which notice shall specify the Elective Redemption Event and the date it is expected to occur. Each holder of Preferred Stock that wishes to exercise such holder's right to elective redemption shall do so by delivering written notice thereof to the Corporation at any time after the earlier of the occurrence of such Elective Redemption Event or the date of such holder's receipt of the Elective Redemption Notice, and not later than ten (10) business days after the later of the occurrence of such Elective Redemption Event or receipt by such holder of such Elective Redemption Notice. If the holders of at least a majority of the Series A Preferred Stock timely exercise their rights to elective redemption, the redemption date for the elective redemption of all shares of Series A Preferred Stock ("Series A Elective Redemption Date") shall be the fifth (5th) business day after expiration of the foregoing ten (10) business-day period. If the holders of at least a majority of the Series B Preferred Stock timely exercise their rights to elective redemption, the redemption date for the elective redemption of all shares of Series B Preferred Stock ("Series B Elective Redemption Date" and together with the Series A Elective Redemption Date, an "Elective Redemption Date") shall be the fifth (5th) business day after expiration of the foregoing ten (10) business-day period.

                                    (ii)     Designation of Funds. On the
                  Mandatory Redemption Date, each Optional Redemption Date and each Elective Redemption Date (each, a "Redemption Date"), the Corporation shall set aside in trust for the benefit of the holders of the Preferred Stock to be redeemed the funds necessary for such redemption, which funds shall be used to pay the applicable Series A Redemption Price and Series B Redemption Price, for such shares upon the surrender of the related certificates representing such Preferred Stock to the Corporation for such redemption (or such affidavits, indemnity and undertakings as would be necessary to replace any certificate claimed to have been lost, stolen or destroyed).

                                    (iii)    Termination of Rights. Unless the
                  Corporation defaults in payment of the Series A Redemption Price or Series B Redemption Price for the shares of Preferred Stock to be redeemed pursuant hereto, (A) such shares of Preferred Stock tendered shall no longer be deemed outstanding, (B) the rights to receive dividends thereon shall cease to accrue and (C) all rights of the holders of such shares of Preferred Stock shall cease (other than the right to receive payment in full of the applicable redemption price therefor), in each case from and after the applicable Redemption Date.

                                    (iv)     Reinstatement; Continuation of
                  Rights upon Default. If the Corporation shall default in the payment of any portion of the applicable redemption price, then, in addition to any other rights and remedies of the holders of the affected shares of Preferred Stock which may be available herein or at law or in equity, the shares of Preferred Stock that were to be redeemed by such portion shall be deemed to have continued to be outstanding, dividends shall have continued to accrue thereon, and such holders shall have all of the rights of a holder thereof, until such time as such default shall no longer be continuing.

                           (d)      Legally Available Funds.

                                    (i)      Remedial Action. If the Corporation
                  believes that at the time of any Mandatory Redemption Date or Elective Redemption Date, the Corporation would not have sufficient funds of the Corporation legally available for such redemption as required under Section 160 of the DGCL or any comparable provision of any succeeding law ("Legally Available Funds") to redeem the shares of Preferred Stock to be redeemed under this Section 6, then the Corporation shall promptly use all reasonable efforts to cause such Legally Available Funds to become available in any manner permitted or contemplated by the DGCL or any comparable provision of any succeeding law. If, notwithstanding the Corporation's reasonable efforts pursuant hereto, the Corporation is unable to fulfill such obligation to redeem the shares of Preferred Stock to be redeemed under this Section 6 because of insufficient Legally Available Funds, the Corporation shall give prompt written notice thereof to each holder of shares of Preferred Stock to be redeemed specifying in reasonable detail the nature thereof and the extent, if any, to which the Corporation would be able to fulfill its obligations under this Section 6.

                                    (ii)     Holder Options. Upon receipt of
                  notice from the Corporation as provided in Section 6(d)(i) or upon the Corporation's failure to pay the applicable redemption price for any reason on any scheduled Mandatory Redemption Date or Elective Redemption Date, the holders of shares of Preferred Stock representing a majority of the aggregate Series A Redemption Price and Series B Redemption Price of the shares of Preferred Stock to be redeemed (the "Majority Redeeming Holders"), in their sole and absolute discretion, may elect (A) to defer the Redemption Date with respect to the shares of Preferred Stock to have been redeemed until any of the fifth (5th) business day after there are sufficient Legally Available Funds to effect such redemption; provided, that, as and to the extent that there are sufficient Legally Available Funds to effect such redemption, the Corporation shall promptly make partial payments of the applicable redemption price first to the holders of the shares of Series A Preferred Stock to be redeemed, pro rata based upon each holder's respective aggregate Series A Redemption Price and after each holder of Series A Preferred Stock has received payment in full of its Series A Redemption Price, then to the holders of the Series B Preferred Stock, to be redeemed, pro rata based on each holder's respective aggregate Series B Redemption Price, in which case there shall be a series of redemptions (in the foregoing priority), each of which shall take place not more than five (5) business days after there are sufficient Legally Available Funds to effect such redemption to an extent that would permit such partial payments of the applicable redemption price in increments of not less than Twenty-Five Thousand Dollars ($25,000) ("Partially Available Funds"); (B) to require that the Corporation issue a promissory note, in form and substance reasonably satisfactory to the Majority Redeeming Holders, to the order of the holders of shares of Preferred Stock to be redeemed, payable on demand at an interest rate equal to the prime rate of leading money center banks as quoted in The Wall Street Journal plus three hundred basis points (3.00%) compounded semi-annually, to the extent that payment in such form rather than in cash would not result in insufficient Legally Available Funds; or (C) in the case of any elective redemption, to declare that, in lieu of the provisions of the preceding sentence, the exercise of the elective redemption rights shall be rescinded in whole or in part and such elective redemption shall so be rescinded with the result that each holder of Preferred Stock may require the Corporation to redeem its shares of Preferred Stock at any time thereafter until the later of (A) (1) with respect to the Series A Preferred Stock, the Series A Mandatory Redemption Date and
                  (2) with respect to the Series B Preferred Stock, the Series B Mandatory Redemption Date or (B) eighteen (18) months after the date of the foregoing notice of rescission.

         7. No Reissuance of Preferred Stock. No shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and any such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

IN WITNESS WHEREOF, this Certificate of Designations has been signed by an authorized officer of this Corporation this 24th day of May, 2002.

                                     CTI MOLECULAR IMAGING, INC.


                                     By:      /s/ T. D. Douglass
                                        ---------------------------------------
                                               Terry D. Douglass

                           CERTIFICATE OF DESIGNATION,
                            PREFERENCES AND RIGHTS OF
                  SERIES C JUNIOR PARTICIPATING PREFERRED STOCK
                                       OF
                           CTI MOLECULAR IMAGING, INC.
                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

         CTI Molecular Imaging, Inc., a corporation organized under the laws of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors on May 21, 2002, adopted the following resolution creating a series of 50,000 shares of Preferred Stock designated as Series C Junior Participating Preferred Stock:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board") in accordance with the provisions of its Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting rights or powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         1. Series C Junior Participating Preferred Stock. There is hereby established a series of Preferred Stock, par value $.01 per share, of the Corporation, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

         (i) The distinctive serial designation of this series shall be "Series C Junior Participating Preferred Stock" (hereinafter called "this Series"). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

         (ii) The number of shares in this Series shall initially be 50,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder's fractional share, to all rights of a holder of a whole share of this Series.

                  (iii) The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of $1.00 over the aggregate dividends paid per whole share of this Series during the three-month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding 60 days preceding such dividend or distribution payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

                  The term "Reference Package" shall initially mean 10,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of the Corporation. In the event the Corporation shall at any time (A) declare or pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

                  Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series.

                  So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

                  (iv) In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

                  (v) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the greater of (A) $1.00 or (B) the aggregate amount distributed or to be distributed prior to such date in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the "Liquidation Preference"), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

                  In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable, amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

                  Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

                  For the purposes of this Section (v), the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the corporation.

                  (vi)  The shares of this Series shall not be redeemable.

                  (vii) In addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation of the Corporation, each whole share of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

         IN WITNESS WHEREOF, CTI Molecular Imaging, Inc. has caused this Certificate of Designation to be executed as of May 30, 2002.


                                   CTI MOLECULAR IMAGING, INC.



                                   By: /s/ Terry D. Douglass
                                       ---------------------------------------
                                       Terry D. Douglass
                                       President